Exhibit 99.1

Experience the power of being understood. SM

YEAR END TAX PLANNING INFORMATION

We would like to take this opportunity at the end of the calendar year to provide you with some tax information related to your ownership in SIRE.

The company’s financial statements are prepared in conformity with General Accepted Accounting Principles (GAAP).  The tax returns, however are prepared with tax accounting methods which maybe different from GAAP accounting.  Several items such as depreciation of plant assets and amortization of start-up expenses create timing differences between the financial reports and the income/loss for tax purposes.   In particular, the tax depreciation methods will significantly accelerate depreciation deductions during the early stages of the plant’s operations.  It is expected that these timing differences will result in a tax loss for 2010.
The following are a few reminders regarding 2010 expected tax considerations:

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Passive Losses – For some of our members, the tax losses will be treated as being from a passive activity.  Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities.  Passive activity losses not used currently may be carried forward.

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Iowa Income Tax Credit – SIRE is qualified for Iowa income tax credits under the Iowa High Quality Job Creation Program (HQJCP) and the Iowa New Jobs Program.   It is expected that the Iowa Investment Tax Credit (part of HQJCP) will be approximately $94 per membership unit for the 2010 calendar year.  This credit is considered to be nonrefundable and can only be used to offset net Iowa income tax.  If not currently used, these credits can be carried forward for 7 years.  For example, non-residents of IA who do not have any current Iowa net income tax obligations, can carry the credit forward until SIRE generates net Iowa income.

The information provided above is intended for general information purposes only and is not intended as tax or legal advice.  You should contact your personal legal and tax advisors for advice or assistance regarding the tax consequences of your annual K-1,  preparation of your federal and state returns, and for help with any other questions that you may have relating to your personal tax situation.

Experience the power of being understood. SM

AGRI-Bunge Purchase

Recently, a legal announcement appeared in many of the local newspapers stating that the “Agri-Bunge” grain dealer’s license for the SIRE location had been cancelled.   This was a result of Bunge, NA buying out Agri Industries.   The grain dealer’s license for the SIRE location is now under Bunge, NA only.

Other Items

If you would like to receive notices and other information by email, please contact our office with your email address and we will be happy to distribute this information through the electronic mail route. Email Karen.kroymann@sireethanol.com , betty.harmsen@sireethanol.com, or scott.hohenthaner@sireethanol.com.